                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                          PRAEGITZER INDUSTRIES, INC.
                                       AT
                              $5.50 NET PER SHARE
                                       BY

                            T MERGER SUB (OR), INC.,

                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
                            TYCO INTERNATIONAL LTD.
           ---------------------------------------------------------
  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON TUESDAY, NOVEMBER 30, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

To Our Clients:

    Enclosed for your consideration is an Offer to Purchase, dated November 1, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer") relating to the offer by T Merger Sub
(OR), Inc., an Oregon corporation ("Purchaser") and a wholly owned subsidiary of Sigma Circuits, Inc., a Delaware corporation ("Sigma") and an indirect wholly-owned subsidiary of Tyco International Ltd., a Bermuda company ("Tyco"), to purchase all of the outstanding shares of common stock (the "Shares"), of Praegitzer Industries, Inc., an Oregon corporation (the "Company"), at a price of $5.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer. Tyco fully and unconditionally guarantees the Offer. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of October 26, 1999, among Sigma, Purchaser and the Company and the related guarantee of Tyco.

    WE ARE THE HOLDER OF RECORD (DIRECTLY OR INDIRECTLY) OF SHARES FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US OR OUR NOMINEES AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

    We request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

    Your attention is directed to the following:

    1. The tender price is $5.50 per Share, net to you in cash.

    2. THE BOARD OF DIRECTORS OF THE COMPANY HAS DETERMINED THAT THE OFFER AND THE MERGER (AS DEFINED IN THE OFFER TO PURCHASE) ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS SHAREHOLDERS, HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    3. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, November 30, 1999, unless the Offer is extended.

    4. The Offer is being made for all of the outstanding Shares. The offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the offer at least that number of Shares which would constitute 51% of the outstanding Shares on a diluted basis. The majority shareholder of the company who owns 8,119,375 Shares (constituting approximately 53.0% of the outstanding Shares on a diluted basis) has agreed to tender these Shares in the Offer. If the majority shareholder is unable to tender 2,656,500 of these Shares (the "Pledged Shares") in the Offer (constituting approximately 17.4% of the outstanding Shares on a diluted basis) because the Pledged Shares are not released from certain pledge arrangements before the consummation of the Offer, the majority shareholder has agreed to sell to Purchaser the Pledged Shares following consummation of the Offer upon the release of the Pledged Shares from the pledge arrangements to which they are subject.

    5. Shareholders who tender Shares will not be obligated to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer.

    If you wish to have us tender any or all of your Shares, please complete, sign and return the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth below. PLEASE FORWARD YOUR INSTRUCTIONS TO US AS SOON AS POSSIBLE TO ALLOW US AMPLE TIME TO TENDER YOUR SHARES ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

    The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements and amendments thereto. Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

               INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
                FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                          PRAEGITZER INDUSTRIES, INC.

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 1, 1999, and the related Letter of Transmittal (which together constitute the "Offer") relating to the offer by T Merger Sub
(OR), Inc., an Oregon corporation ("Purchaser") and a wholly owned subsidiary of Sigma Circuits, Inc., a Delaware corporation ("Sigma") and an indirect wholly-owned subsidiary of Tyco International Ltd., a Bermuda company ("Tyco"), to purchase all of the outstanding Shares of common stock (the "Shares"), of Praegitzer Industries, Inc., an Oregon corporation (the "Company"), at a price of $5.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer.

    This will instruct you to tender to Purchaser the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.



Number of Shares to be Tendered:*              SIGN HERE
------------------- Shares                     --------------------------------------------
Account Number:                                --------------------------------------------
--------------------------------------------   --------------------------------------------
------------------------                       Signature(s)
Dated                , 1999                    ---------------------------------------------
                                               Please print name(s) and address(es) here
                                               ---------------------------------------------
                                               Area Code and Telephone Number(s)
                                               ---------------------------------------------
                                               Tax Identification or Social Security Number

------------------------

* Unless otherwise indicated, it will be assumed that all of your Shares held by us for your account are to be tendered.

                                       3